SECOND AMENDMENT TO

SUBADVISORY AGREEMENT

THIS SECOND AMENDMENT TO THE SUBADVISORY AGREEMENT, made this 4th day of March, 2020 (the "Amendment"), is between Lincoln Investment Advisors Corporation, a Tennessee corporation ("LIAC") and Dimensional Fund Advisors LP, a Delaware limited partnership ("DFA").

Recitals

1.LIAC currently serves as investment adviser to the Lincoln Variable Insurance

Products Trust (the "Trust");

2.DFA currently subadvises several series of LVIP pursuant to a written subadvisory agreement dated May 1, 2015, as amended July 1, 2017, (the "Agreement"); and

3.DFA has agreed to reduce the subadvisory fee for certain series of the Trust, and DFA and LIAC desire to amend the fee schedule ("Schedule A") to the Agreement to reflect these reduced fees.

Representations

1.LIAC represents and warrants that approval of this amendment has been obtained from the Trust's Board of Trustees at an in-person meeting held March 3, 2020.

Amendment

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.The Recitals are incorporated into and made a part of the Agreement.

2.The Representations are incorporated into and made a part of the Agreement.

3.Schedule A shall be deleted and replaced with the attached amended Schedule A effective as of the date hereof.

4.All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

5.This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS	DIMENSIONAL FUND ADVISORS LP
CORPORATION	By: Dimensional Holdings Inc., its general
partner
By: /s/ Jayson R. Bronchetti	By: /s/ Carolyn O
Name: Jayson R. Bronchetti	Name: Carolyn O
Title: President	Title: Vice President

SCHEDULE A

Funds and Fee Schedules

The Adviser shall compensate the Subadviser for services rendered to a Fund at the specified annual rate for such Fund as follows and as set forth in the table below and otherwise in accordance with the terms of this Agreement, as either may be amended from time to time:

[REDACTED]